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                                                                   EXHIBIT 99

For Immediate Release:
April 21, 2003
Contact:  Donald R. Blackburn
          Vice President of Shareholder Relations
          The Delaware County Bank and Trust Company
          (740) 657-7010

Today, the Directors of DCB Financial Corp, parent company of The Delaware County Bank & Trust Company, announced they have agreed to purchase the outstanding shares of DCB Financial Corp common stock owned by a "group" of shareholders that includes S. Robert Davis for $23.75 per common share. The "group" represents approximately 245,000 shares. The Company intends to hold the repurchased shares as Treasury Stock, available for use in the future for corporate initiatives.

The Company and the Davis group have entered into a "standstill agreement". Under the terms of the agreement, the Davis group has agreed to withdraw from the upcoming proxy contest, cease its efforts to win seats on the Board of Directors of the Company, and not acquire shares of the Company in the future. Also, Mr. Wallace E. "Eddie" Edwards, a member of the Davis group, has agreed to withdraw and not pursue his proposal to urge the Directors of the Company to hire an investment banking firm to solicit offers for the Company.

"We just felt the time and money we were spending on these issues were counter productive to improving the performance of the Company", said Board Chairman G. William Parker. "Jeff Benton, our new CEO, has demonstrated both in past history and in his performance to date that he has the experience to increase shareholder value in the Company".

"Based on advice of legal counsel, the experience of the last 12 months, and the continued time lost and expense incurred in this matter, the Board felt it was prudent to resolve this matter and concentrate on improving the future performance of the Company", said Benton. "I am excited about being able to completely focus on the Company's positive future".

Mr. Davis indicated he was pleased to have the issue resolved and felt that current management was making positive changes to improve the Company's performance.

In light of the repurchase of shares and the significant revision to the items to be considered at the annual meeting, the Company has elected to postpone its annual meeting. The Company will advise shareholders promptly upon the determination of the rescheduled date.

The Company, located in Delaware County, Ohio operates 16 banking offices in Delaware, Union and Franklin Counties.